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Exhibit 10.3

LETTER AMENDMENT

CITIGROUP GLOBAL MARKETS INC. 388 Greenwich Street New York, New York 10013	UBS AG, STAMFORD BRANCH 677 Washington Boulevard Stamford, CT 06901
JEFFERIES FINANCE LLC 520 Madison Avenue New York, NY 10022	UBS SECURITIES LLC 677 Washington Boulevard Stamford, CT 06901
BANK OF AMERICA, N.A. Corporate Debt Products—Real Estate IL4-135-06-11 135 S. LaSalle Street Chicago, Illinois 60603	MORGAN STANLEY BANK, N.A. One Utah Center 201 South Main Street, 5th Floor Salt Lake City, Utah 84111
ROYAL BANK OF CANADA 3 World Financial Center 200 Vesey Street, 12th Floor New York, NY 10281

Dated as of December 18, 2014
SELECT INCOME REIT Two Newton Place 255 Washington Street, Suite 300 Newton, Massachusetts 02458-2076 Attention: John C. Popeo Chief Financial Officer

Re: Select Income REIT $1,000,000,000 Senior Unsecured Bridge Loan

Ladies and Gentlemen:

        Reference is made to that certain (a) Commitment Letter, dated as of August 30, 2014 (as amended to date, the "Commitment Letter") between Citigroup Global Markets Inc. ("CGMI") on behalf of Citi, and UBS AG, Stamford Branch ("UBS Bank"; and individually and collectively with UBS Securities LLC ("UBS Securities"), as the context may require, "UBS", and, together with CGMI, each in its capacity as a Commitment Party, the "Initial Commitment Parties") and Select Income REIT (the "Borrower"), and (b) Joinder Agreement to Senior Unsecured Bridge Loan Commitment Letter, dated as of September 9, 2014 (the "Joinder") among the Borrower, the Initial Commitment Parties, Bank of America, N.A. ("BofA"), Royal Bank of Canada ("RBC"), Jefferies Finance LLC ("Jefferies") and Morgan Stanley Bank, N.A. ("MS", together with BofA, RBC and Jefferies, the "Additional Commitment Parties" and, together with the Initial Commitment Parties, the "Commitment Parties"). Capitalized terms not otherwise defined in this letter amendment (this "Amendment") shall have their respective meanings set forth in the Commitment Letter.

        It is hereby agreed by you and us as follows:

        1.     Amendments.

    (a)
    Section 1(c)(i) of the Commitment Letter is hereby amended by adding the phrase "(if any)" immediately after the term "Guarantors".

    (b)
    Clause (ii) of the first sentence of the penultimate paragraph of Section 1 of the Commitment Letter and the last sentence of the penultimate paragraph of Section 1 of the Commitment Letter are hereby amended and restated in their entirety as follows:

      "(ii) the terms of the Operative Documents shall be in a form such that they do not impair availability of the Facility on the Closing Date if the conditions expressly set forth in Section 1(c) of this Commitment Letter and the conditions contained in the section entitled "Conditions Precedent to Funding" in Annex I are satisfied (it being acknowledged that delivery of guaranties (if any) to be provided by the Target and any subsidiary of the Target that is required to become a Guarantor shall be effected on the Closing Date substantially simultaneously with the consummation of the Acquisition). For purposes hereof, "Specified Representations" means the representations and warranties made by the Company and each Guarantor (if any) in the Operative Documents as to corporate status, corporate power and authority to enter into the Operative Documents; the due authorization, execution, delivery and enforceability of the Operative Documents; the Operative Documents not conflicting with charter documents of the Company and each Guarantor (if any) or law; solvency as of the Closing Date of the Company and its subsidiaries on a consolidated basis (in the manner consistent with Exhibit B attached to Annex I hereto); Federal Reserve margin regulations; use of proceeds of the Facility not violating anti-money laundering, anti-terrorism and anti-bribery laws, the Patriot Act or OFAC; and the Investment Company Act. This paragraph, and the provisions herein, shall be referred to as the "Certain Funds Provisions"."

    (c)
    Annex I in the Commitment Letter is hereby deleted and replaced with Annex I attached hereto.

        2.     Effectiveness of Amendment. This Amendment shall become effective as of the date first above written when, and only when, CGMI shall have received counterparts of this Amendment executed by the Borrower and the Commitment Parties.

        3.     Costs and Expenses. The Borrower agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Commitment Parties in connection with the preparation, execution, delivery, administration, modification and amendment of this Amendment (including, without limitation, reasonable and documented fees and disbursements of a single counsel to the Commitment Parties and their affiliates and of a single reasonably necessary special and local counsel for each applicable jurisdiction).

        4.     Certain Definitions. Following the effectiveness of this Amendment, each reference in the Commitment Letter to "this Commitment Letter", "hereunder", "hereof" or words of like import referring to the Commitment Letter, and each reference in the Joinder to "the Commitment Letter", "thereunder", "thereof" or words of like import referring to the Commitment Letter, shall mean and be a reference to the Commitment Letter, as amended by this Amendment.

        5.     Ratification. The Commitment Letter (as amended by this Amendment) shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not, except to the extent expressly provided herein, operate as a waiver of any right, power or remedy of any Commitment Party under the Commitment Letter, nor constitute a waiver of any provision of the Commitment Letter.

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        6.     Execution Instructions. If you agree to the terms and provisions hereof, please evidence such agreement by executing and returning a counterpart of this Amendment to Malcolm K. Montgomery of Shearman & Sterling LLP by facsimile (646.848.7587) or via electronic transmission to MMontgomery@Shearman.com, with seven duplicate originals by overnight courier.

        7.     Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier or email shall be effective as delivery of a manually executed counterpart of this Amendment.

        8.     Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

[Balance of page intentionally left blank]

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Very truly yours,
CITIGROUP GLOBAL MARKETS INC.
By	/s/ DAVID BOUTON Name: David Bouton Title: Managing Director

[Signatures Continued on Next Page.]

S-1

UBS AG, STAMFORD BRANCH
By	/s/ JOHN STROLL Name: John Stroll Title: Director
By	/s/ WARREN JERVEY Name: Warren Jervey Title: Executive Director and Counsel Region Americas Legal
UBS SECURITIES LLC
By	/s/ JOHN STROLL Name: John Stroll Title: Director
By	/s/ WARREN JERVEY Name: Warren Jervey Title: Executive Director and Counsel Region Americas Legal

[Signatures Continued on Next Page.]

BANK OF AMERICA, N.A.
By	/s/ CHERYL SNEOR Name: Cheryl Sneor Title: Vice President

[Signatures Continued on Next Page.]

ROYAL BANK OF CANADA
By	/s/ JOSHUA FREEDMAN Name: Joshua Freedman Title: Authorized Signatory

[Signatures Continued on Next Page.]

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JEFFERIES FINANCE LLC
By	/s/ J. PAUL MCDONNELL Name: J. Paul McDonnell Title: Managing Director

[Signatures Continued on Next Page.]

MORGAN STANLEY BANK, N.A.
By	/s/ SUBHALAKSHMI GHOSH-KOHLI Name: Subhalakshmi Ghosh-Kohli Title: Authorized Signatory

[Signatures Continued on Next Page.]

ACCEPTED AND AGREED
on December 18, 2014:

SELECT INCOME REIT

By	/s/ DAVID M. BLACKMAN Name: David M. Blackman Title: President and Chief Operating Officer

 Annex I

Summary of Terms and Conditions

SELECT INCOME REIT

$1,000,000,000 Senior Unsecured Bridge Loan

BORROWER:	Select Income REIT (the "Borrower").
GUARANTORS:	Consistent with the Existing Credit Facility (defined below).
EXISTING CREDIT FACILITY:
The existing $750 million revolving credit facility extended pursuant to that certain Credit Agreement dated as of March 12, 2012 by and among the Borrower, the financial institutions party thereto, as lenders, Wells Fargo Bank, National Association, as administrative agent, and the other agents and arrangers party thereto, as the same may be amended, amended and restated, restated, modified or replaced with the approval in writing of the lenders thereunder as required pursuant thereto, provided that such approving lenders include, among others, persons or entities that constitute Commitment Parties holding at least a majority of aggregate commitments under the Commitment Letter (as defined below) as of December 18, 2014 (the "Existing Credit Facility"). Capitalized terms used and not defined herein are used as defined in the Existing Credit Facility.
JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS:	The Joint Lead Arrangers and Bookrunners will be Citigroup Global Markets Inc. ("CGMI") and UBS Securities LLC (the "Arrangers").
ADMINISTRATIVE AGENT:	An affiliate of CGMI will act as the administrative agent (the "Administrative Agent").
SYNDICATION AGENT:	UBS Securities LLC (the "Syndication Agent").
LENDERS:	Syndicate of Lenders acceptable to the Arrangers and Borrower (collectively, the "Lenders").
FACILITY:	$1,000,000,000 (the "Facility Amount") senior unsecured bridge loan (the "Bridge Loan").
AVAILABILITY:	The Facility Amount will be disbursed in a single drawing on the Closing Date.

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PURPOSE:	To consummate the acquisition (the "Acquisition") by the Borrower of 100% of the outstanding equity interests in Cole Corporate Income Trust, Inc. (the "Target"), and for the payment of costs and expenses incurred in connection with the Acquisition, the Bridge Loan and related transactions.
AMORTIZATION:
Interest only during the term of the Bridge Loan (except as provided in the Mandatory Prepayments section below). The outstanding principal balance of the Bridge Loan will be due in full on the Maturity Date.
MATURITY:	The Bridge Loan shall mature 364 days after the Closing Date (the "Maturity Date").
OPTIONAL PREPAYMENT:
The Borrower may prepay the Bridge Loan, in whole or in part, at any time without fees, premiums or penalty, subject to customary reimbursement of the Lenders' pro rata breakage and redeployment costs associated with any LIBOR borrowings prepaid on a date other than the last day of the applicable interest period.
MANDATORY PREPAYMENTS AND COMMITMENT REDUCTIONS:
An amount equal to the following amounts shall be applied to prepay the Bridge Loan, without fees, premiums or penalty (other than customary breakage and redeployment costs associated with any LIBOR borrowings prepaid on a date other than the last day of the applicable interest period) (and, prior to the Closing Date, the commitments pursuant to the Commitment Letter relating to the Bridge Loan to which the Arrangers and the Borrower are parties (the "Commitment Letter") or the definitive loan documentation for the Bridge Loan, as applicable, shall be permanently and automatically reduced by an amount equal to): 100% of the Net Cash Proceeds (as defined below) of all (i) Capital Raising Transactions (as defined below), (ii) Material Asset Sales (as defined below) and (iii) cash equity contributions to the Borrower, in each case on or after the date of the Commitment Letter.

A "Capital Raising Transaction" shall be public or 144A common equity, preferred equity (including preferred equity convertible into common stock), or debt securities (including debt securities convertible into common stock) or other unsecured debt for borrowed money issued or guaranteed by the Borrower; provided, however, that "Capital Raising Transaction" shall not include (i) intercompany debt among the Borrower and/or its subsidiaries; (ii) borrowings under the Existing Credit Facility (including pursuant to any increase in commitments thereunder); (iii) any equity or debt securities (with the exception of any notes issued by the Borrower with the express intention of the Borrower to replace all or a portion of the Facility) or other unsecured debt issued to finance the Acquisition; and (iv) any debt incurred to refinance or replace any indebtedness of the Target assumed in connection with the Acquisition. Other customary carveouts to be agreed by the parties.

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A "Material Asset Sale" (i) shall mean any non-ordinary course asset sale by the Borrower or any of its subsidiaries generating Net Cash Proceeds in excess of $5,000,000 in any transaction and (ii) shall in any event exclude the Healthcare Properties Sale (as defined in the Acquisition Agreement).

"Net Cash Proceeds" shall mean (a) with respect to any asset sale, the aggregate amount of all cash (which term, for the purpose of this definition, shall include cash equivalents) proceeds (including any cash proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or otherwise, but only as and when received) actually received in respect of such asset sale, including property insurance or condemnation proceeds paid on account of any loss of any property or assets, net of (1) all reasonable attorneys' fees, accountants' fees, brokerage, consultant and other customary fees and commissions, title and recording tax expenses and other reasonable fees and expenses incurred in connection therewith, (2) all taxes paid or reasonably estimated to be payable as a result thereof, (3) all payments made, and all installment payments required to be made, with respect to any obligation (A) that is secured by any assets subject to such asset sale, in accordance with the terms of any Operative Document or instrument with respect to a lien upon such assets, or (B) that must by its terms, or in order to obtain a necessary consent to such asset sale, or by applicable law, be repaid (including pursuant to any mandatory prepayment or redemption requirement) out of the proceeds from such asset sale, (4) all distributions and other payments required to be made to minority interest holders in subsidiaries or joint ventures as a result of such asset sale, or to any other person or entity (other than the Borrower or any of its subsidiaries) owning a beneficial interest in the assets disposed of in such asset sale, and (5) the amount of any reserves established by the Borrower or any of its subsidiaries in accordance with GAAP to fund purchase price or similar adjustments, indemnities or liabilities, contingent or otherwise, reasonably estimated to be payable in connection with such asset sale (provided that to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); and (b) with respect to any equity issuance or debt incurrence, the aggregate amount of all cash proceeds actually received in respect of such equity issuance or debt incurrence, net of reasonable fees, expenses, costs, underwriting discounts and commissions incurred in connection therewith and net of taxes paid or reasonably estimated by the Borrower to be payable as a result thereof.

Upon each repayment or prepayment of the Bridge Loan, the aggregate Bridge Loan commitments of the Lenders shall be automatically and permanently reduced, on a pro rata basis, by the amount of such repayment or prepayment. Amounts repaid may not be reborrowed. Once terminated, a Bridge Loan commitment may not be reinstated.
INTEREST RATE:	Pricing (the "Applicable Margin") will be determined in accordance with the pricing grid as set forth in the attached Exhibit A.

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If the Borrower obtains ratings from Moody's, S&P and Fitch that are not equivalent, the Applicable Margin shall be determined by the lower of the highest two ratings. If the Borrower obtains ratings from only Moody's and S&P, the Applicable Margin shall be determined by the higher of the two ratings. If the Borrower obtains ratings from only one of S&P or Moody's plus Fitch, the Applicable Margin shall be determined by the S&P or Moody's rating. If the Borrower shall cease to have a Credit Rating from S&P or Moody's, the Applicable Margin shall be determined based on Level 5 of such grid.

"LIBOR" means, with respect to any LIBOR Loan for any Interest Period, the rate of interest obtained by dividing (i) the ICE Benchmark Administration Limited LIBOR Rate ("ICE LIBOR"), as published by Reuters (or another commercially available source providing quotations of ICE LIBOR, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, on the date that is two Business Days prior to the first day of such Interest Period and having a maturity equal to such Interest Period by (ii) a percentage equal to 1 minus the stated maximum rate (stated as a decimal) of all reserves, if any, required to be maintained with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities") as specified in Regulation D of the Board of Governors of the Federal Reserve System (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Loans is determined or any applicable category of extensions of credit or other assets which includes loans by an office of any Lender outside of the United States of America). Any change in such maximum rate shall result in a change in LIBOR on the date on which such change in such maximum rate becomes effective.

"Interest Period" means with respect to each LIBOR Loan, each period commencing on the date such LIBOR Loan is made, or in the case of the continuation of a LIBOR Loan the last day of the preceding Interest Period for such Loan, and ending 7 days thereafter or on the numerically corresponding day in the first, third or sixth calendar month thereafter, as the Borrower may select in a notice of borrowing, notice of continuation or notice of conversion, as the case may be, except that each Interest Period (other than an Interest Period having a duration of 7 days) that commences on the last business day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last business day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (i) if any Interest Period would otherwise end after the Maturity Date, such Interest Period shall end on the Maturity Date; and (ii) each Interest Period that would otherwise end on a day which is not a business day shall end on the immediately following business day (or, if such immediately following business day falls in the next calendar month, on the immediately preceding business day).

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"Base Rate" means the LIBOR Market Index Rate; provided, that if for any reason the LIBOR Market Index Rate is unavailable, Base Rate shall mean the per annum rate of interest equal to the Federal Funds Rate plus one and one-half of one percent (1.50%).

"LIBOR Market Index Rate" means, for any day, LIBOR as of that day that would be applicable for a LIBOR Loan having a one-month Interest Period determined at approximately 11:00 a.m. Eastern Standard time for such day (or if such day is not a business day, the immediately preceding business day). The LIBOR Market Index Rate shall be determined on a daily basis.
Interest will be payable monthly, computed on the actual days elapsed in a 360 day year.

Bridge Loan documentation will include customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law, and (b) indemnifying the Lenders for breakage costs incurred in connection with, among other things, any failure to borrow a LIBOR loan, or any repayment of a LIBOR loan on a day other than the last day of an interest period with respect thereto. While an event of default exists, the interest rate on all outstanding obligations will be equal to the Base Rate plus the Applicable Margin plus 2.0%. The loan documentation will contain customary provisions addressing the Foreign Account Tax Compliance Act.
CERTAIN FEES:	As set forth in Exhibit A.
FINANCIAL COVENANTS:	Same as, and limited to those contained in, the Existing Credit Facility.
OTHER COVENANTS:	Same as, and limited to those contained in, the Existing Credit Facility.
REPORTING REQUIREMENTS:	Same as, and limited to those contained in, the Existing Credit Facility.
INDEMNIFICATION:	Same as Existing Credit Facility.

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CONDITIONS PRECEDENT TO FUNDING:	Limited to those conditions set forth in Section 1(c) of the Commitment Letter, plus the conditions set forth below (the date upon which all such conditions precedent to funding shall be satisfied and the funding of the Bridge Loan occurs, the "Closing Date"):
1.
The Administrative Agent shall have received (a) customary legal opinions as reasonably required by the Administrative Agent, (b) evidence of authorization and organizational documents with respect to the Borrower and the Guarantors (if any) consisting of (i) applicable certificates or articles of incorporation, formation, organization, limited partnership or other comparable organizational instrument of the Borrower and each Guarantor (if any) certified by the secretary of state, (ii) incumbency certificate for the Borrower and each Guarantor (if any), (iii) copies of applicable organizational documents of the Borrower and each Guarantor (if any) certified by an officer of the Borrower or such Guarantor (if any), as applicable and (iv) customary good standing certificates (with respect to the applicable jurisdiction of incorporation or organization of the Borrower and each Guarantor (if any)), (c) customary insurance certificates or other evidence of insurance coverage and (d) a customary borrowing notice.
2.
The substantially concurrent consummation of the Acquisition on or prior to the Closing Date in accordance in all material respects with that certain Agreement and Plan of Merger, dated as of August 30, 2014 (such agreement, including all exhibits and schedules thereto, the "Acquisition Agreement"), by and among Select Income REIT, a wholly owned subsidiary of Select Income REIT that is a Maryland limited liability company and Cole Corporate Income Trust, Inc. (the "Acquisition Company"), without amendment, modification or waiver thereof or any consent thereunder (including any change in the definition of Company Material Adverse Effect or the lender protective provisions or in the purchase price (excluding any adjustments provided for in the Acquisition Agreement but including, without limitation, any material increase in the purchase price in relation to a Superior Proposal (as defined in the Acquisition Agreement) pursuant to Section 6.3 of the Acquisition Agreement) which is materially adverse to the Lenders (unless consented to by the Arrangers)).

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3.	(a) Except as set forth in (i) the publicly available Company SEC Documents (as defined in the Acquisition Agreement) filed with or furnished to the Securities Exchange Commission, as have been amended since the time of their filing with the Securities Exchange Commission on or after January 1, 2012 and prior to the date of the Acquisition Agreement (excluding any risk factor disclosure and disclosure of risks or other matters included in any "forward looking statements" disclaimer or other statements that are cautionary, predictive or forward looking in nature); provided, that the applicability of any such document to the following is reasonably apparent on its face; and (ii) the disclosure letter delivered by the Target to the Borrower immediately prior to the execution of the Acquisition Agreement (it being agreed that any disclosure set forth in such disclosure letter shall only qualify or modify the following to the extent (and only to the extent) it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or modifies the following): from January 1, 2014 through the date of the Acquisition Agreement, there has not been any Company Material Adverse Effect (as defined in the Acquisition Agreement) or any change, effect, development, circumstance, condition, state of facts, event or occurrence, which, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect and (b) since the date of the Acquisition Agreement through the closing of the Acquisition, there shall not have occurred any event, change, effect or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

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"Company Material Adverse Effect" means any event, circumstance, change, state of fact, development or effect that individually or in the aggregate with any other event(s), circumstance(s), change(s), state(s) of fact, development(s) or effect(s) (a) is or would reasonably be expected to be material and adverse to the business, assets, properties, liabilities, operations, financial condition or results of operations of the Acquisition Company and the Company Subsidiaries (as defined in the Acquisition Agreement), taken as a whole or (b) will, or would reasonably be expected to, prevent or materially impair or delay the ability of the Acquisition Company to consummate the Acquisition before the Outside Date (as defined in the Acquisition Agreement); provided, however, that for purposes of clause (a) of this definition, "Company Material Adverse Effect" shall not include any event, circumstance, change, state of fact, development or effect, and any such event, circumstance, change, state of fact, development or effect shall not be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur, in each case to the extent arising out of or resulting from (i) any failure, in and of itself, of the Acquisition Company to meet any internal or external projections or forecasts or any decrease, in and of itself, in the net asset value of the Company Common Stock (as defined in the Acquisition Agreement) (it being understood and agreed that any event, circumstance, change, state of fact, development or effect giving rise or contributing to such failure or decrease may constitute or otherwise be taken into account in determining whether there has been a Company Material Adverse Effect), (ii) any changes in the general conditions that affect the commercial real estate industry, (iii) any change in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any applicable Law (as defined in the Acquisition Agreement) of or by any Governmental Entity (as defined in the Acquisition Agreement) after the date hereof, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) the negotiation, execution or announcement of the Acquisition Agreement, or the consummation or anticipation of the Acquisition or the other Transactions (as defined in the Acquisition Agreement), other than for purposes of Section 4.5 and Section 8.2(a) of the Acquisition Agreement to the extent related to Section 4.5 of the Acquisition Agreement, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, the Acquisition Agreement, (viii) earthquakes, hurricanes, floods or other natural disasters, (ix) any damage or destruction of any Company Property (as defined in the Acquisition Agreement) that (A) is substantially covered by insurance and (B) does not give rise to the right of any tenant to terminate its lease of such Company Property or any significant portion thereof, or (x) changes in GAAP or the interpretation thereof, which in the case of each of clauses (ii), (iii), (iv), (v), (viii), (ix) and (x) do not disproportionately affect the Acquisition Company and the Company Subsidiaries, taken as a whole, relative to other companies operating in the industries in which the Acquisition Company and the Company Subsidiaries operate.

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	4.	To the extent reasonably requested at least 10 business days prior to the Closing Date, the Administrative Agent shall have received at least three business days prior to the Closing Date all documentation and other information with respect to the Borrower and the Guarantors (if any) that the Administrative Agent or the Arrangers reasonably determine is required by U.S. regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including the PATRIOT Act.
5.
The Arrangers shall have received (a) audited financial statements for the Target for the fiscal year most recently ended at least 90 days before the Closing Date (without any qualified opinion thereon) and (b) to the extent available, unaudited financial statements for the Target for each completed fiscal quarter since the date of such audited financial statements ending at least 45 days before the Closing Date, which shall be prepared in accordance with, or reconciled to, U.S. generally accepted accounting principles.
	6.	The Specified Representations shall be true and correct in all material respects as of the Closing Date.
7.
The Acquisition Agreement Representations shall be true and correct in all respects as of the Closing Date except to the extent that the Borrower would not have the right to terminate its obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement.
REPRESENTATIONS AND WARRANTIES:	Subject in all respects to the Certain Funds Provisions, same as, and limited to those contained in, the Existing Credit Facility.
EVENTS OF DEFAULT:	Same as, and limited to those contained in, the Existing Credit Facility.
ASSIGNMENTS/ PARTICIPATIONS:
Same as Existing Credit Facility; provided that, notwithstanding any other provision in the Operative Documents, with respect to any assignment to any Lender, no Commitment Party (as defined in the Commitment Letter) shall be relieved, released or novated from its obligations under the Commitment Letter (including its obligation to fund the Facility on the Closing Date) in connection with any syndication or assignment of the Facility to any Lender, including its commitments in respect thereof, until after the Closing Date has occurred.
WAIVERS AND AMENDMENTS:	Same as Existing Credit Facility.
EXPENSES:
The Borrower will pay all reasonable and documented out-of-pocket costs and expenses associated with the preparation, due diligence, administration, syndication and enforcement of all documentation executed in connection with the Bridge Loan, including, without limitation, the reasonable and documented legal fees of Shearman & Sterling LLP, counsel to the Administrative Agent and the Arrangers, regardless of whether or not the Bridge Loan is closed. The Borrower will also pay the reasonable and documented expenses of each Lender in connection with the "workout" or enforcement of any loan documentation for the Bridge Loan.
GOVERNING LAW:	New York.

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OTHER:	Subject in all respects to the Certain Funds Provisions, the definitive documentation for the Bridge Loan shall include customary representations regarding anti-corruption laws, and, consistent with the Existing Credit Facility, waivers by each party to its right to trial by jury and submission by each party to State of New York jurisdiction.

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 EXHIBIT A

PRICING GRID

RATINGS: S&P AND MOODY'S	THE GREATER OF A- AND A3	THE GREATER OF BBB+ AND BAA1	THE GREATER OF BBB AND BAA2	THE GREATER OF BBB- AND BAA3	BELOW BOTH BBB- AND BAA3
LEVEL	Level I	Level II	Level III	Level IV	Level V
APPLICABLE MARGIN *	112.5	122.5	140.0	175.0	215.0

*
:        In basis points per annum

All margins and fees change as of the first day of the month following the rating classification changes.

FUNDING FEE:	35 bps due to the Lenders on their respective commitment amounts funded at the closing of the Bridge Loan, due and payable on the Closing Date (if the Closing Date occurs).
DURATION FEE:
The Borrower will pay to the Lenders pro rata based on each Lender's outstanding principal amount of the Bridge Loan at the applicable time, (a) 25 bps on the outstanding principal amount of the Bridge Loan on the 90th day following the Closing Date, (b) 50 bps on the outstanding principal amount of the Bridge Loan on the 180th day following the Closing Date, and (c) 75 bps on the outstanding principal amount of the Bridge Loan on the 270th day following the Closing Date.
TICKING FEE:
The Borrower will pay to the Administrative Agent, for the account of the applicable Lenders, a ticking fee, which shall accrue from January 2, 2015 to the date such ticking fee is paid, in an amount equal to 0.20% per annum of the average daily aggregate amount of unused commitments of the Lenders that have any such unused commitments in respect of the Facility, earned on the date of the acceptance by the Company of the Commitment Letter, and due and payable on the earlier to occur of (i) the Closing Date, and (ii) March 31, 2015.

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 EXHIBIT B

FORM OF SOLVENCY CERTIFICATE

[    •    ], 20

        This Solvency Certificate is being executed and delivered pursuant to Section [    •    ] of that certain [    •    ](1) (the "Loan Agreement"); the terms defined therein being used herein as therein defined.

        I, [    •    ], the [chief financial officer/equivalent officer] of the Borrower, in such capacity and not in an individual capacity, hereby certify that I am the [chief financial officer/equivalent officer] of the Borrower and that I am generally familiar with the businesses and assets of the Borrower and its Subsidiaries (taken as a whole), I have made such other investigations and inquiries as I have deemed appropriate and I am duly authorized to execute this Solvency Certificate on behalf of the Borrower pursuant to the Loan Agreement.

        I further certify, in my capacity as [chief financial officer/equivalent officer] of the Borrower, and not in my individual capacity, as of the date hereof and after giving effect to the [Transactions] and the incurrence of the indebtedness and obligations being incurred in connection with the Loan Agreement and the [Transactions], that, (i) the sum of the debt (including contingent liabilities) of the Borrower and its Subsidiaries, taken as a whole, does not exceed the present fair saleable value of the assets (at a fair valuation) of the Borrower and its Subsidiaries, taken as a whole; (ii) the capital of the Borrower and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Borrower and its Subsidiaries, taken as a whole, contemplated as of the date hereof; and (iii) the Borrower and its Subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business.

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(1)
Describe the Credit Agreement

$1,000,000,000 Senior Unsecured Bridge Loan	Page 12
Confidential

        IN WITNESS WHEREOF, I have executed this Solvency Certificate on the date first written above.

By:
Name: [•]
Title: [•]

$1,000,000,000 Senior Unsecured Bridge Loan	Page 13
Confidential

QuickLinks

  Exhibit 10.3
LETTER AMENDMENT
  Annex I
Summary of Terms and Conditions SELECT INCOME REIT $1,000,000,000 Senior Unsecured Bridge Loan
EXHIBIT A PRICING GRID
EXHIBIT B FORM OF SOLVENCY CERTIFICATE